February 20, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JANUARY 2019 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for January 2019. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $765.2 billion increased 2% over January 2018 and 5% over December 2018. The growth of client assets over January 2018 was primarily driven by the net addition of financial advisors in the Private Client Group, which more than offset the impact of the year-over-year decline in the equity markets. Financial assets under management of $133.7 billion declined 1% compared to January 2018, due to the aforementioned decline in the equity markets, but increased 6% over December 2018, driven by equity market appreciation during the month.

“Following a substantial increase in clients’ domestic cash sweep balances in the preceding quarter, balances decreased during January as market conditions improved and clients increased their allocations to other investments, a trend that has continued in February, albeit at a slower pace,” said Chairman and CEO Paul Reilly. “Investment banking revenues increased significantly in January over both comparative periods driven by strong M&A revenues.”

Record net loans at Raymond James Bank of $20.0 billion were up 11% over January 2018 and 1% over December 2018.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $765 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	January 31, 2019	January 31, 2018	December 31, 2018	January 31, 2018	December 31, 2018
Client assets under administration	$765.2	$750.2	$725.4	2%	5%
Private Client Group assets under administration	$729.6	$715.5	$690.7	2%	6%
Private Client Group assets in fee-based accounts	$360.0	$331.0	$338.8	9%	6%
Financial assets under management	$133.7	$134.9	$126.5	(1)%	6%

Raymond James Bank loans, net	$20.0	$18.0	$19.9	11%	1%

Clients’ domestic cash sweep balances (1)	$44.4	$43.6	$46.8	2%	(5)%

(1)
Clients’ domestic cash sweep balances are deposited or invested in the Raymond James Bank Deposit Program, Client Interest Program and/or money markets as part of our sweep program, depending on the clients’ elections.